UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1 to

FORM S-3

On

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EAGLE BROADBAND, INC.

(Exact name of registrant as specified in its charter)

Texas	101 Courageous Drive League City, Texas 77573-3925 (281) 538-6000	76-0494995
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

David Micek President & Chief Executive Officer Eagle Broadband, Inc. 101 Courageous Drive League City, Texas 77573-3925 (281) 538-6000	Copies to: Jeffrey A. Adams, Esq. Eagle Broadband, Inc. 101 Courageous Drive League City, Texas 77573-3925 (281) 538-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

We have filed a registration statement relating to these securities with the Securities and Exchange Commission.  We will amend and complete the information in this prospectus.  The information in this prospectus is not complete and may be changed.  The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June ___, 2007

PROSPECTUS

EAGLE BROADBAND, INC.

4,000,000 Shares of common stock

This prospectus relates to the offer and sale from time to time of up to 4,000,000 shares of our common stock for the account of the selling shareholder named in this prospectus, The Tail Wind Fund Ltd. (“Tail Wind”).  Tail Wind may acquire shares pursuant to the convertible notes described herein.

The prices at which Tail Wind may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions.  We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “EAGB”.  On June 18, 2007, the closing price of our common stock was $0.14 per share.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors included in this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June ___, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

PROSPECTUS SUMMARY

RISK FACTORS

THE TAIL WIND CONVERTIBLE NOTES

USE OF PROCEEDS

SELLING SHAREHOLDER

PLAN OF DISTRIBUTION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

WHERE YOU CAN FIND MORE INFORMATION

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

EXPERTS

LEGAL MATTERS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our plans, objectives, expectations, intentions, future financial performance, future financial condition, and other statements that are not historical facts.  We make “forward-looking statements” throughout this prospectus.  Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “will,” “would,” “could,” “likely” and other similar words, phrases or statements), you should understand that our expectations may not be correct, although we believe they are reasonable.  We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will continue.  The forward-looking information contained in this prospectus is generally located under the headings “Our Business” and “Risk Factors,” but may be found in other locations as well.  These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon management’s reasonable beliefs or estimates of future results or trends.  You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.  We will not update these forward-looking statements, even if our situation changes in the future.

Specific factors that might cause actual results to differ from our expectations or may affect the value of our securities include, but are not limited to:

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our ability to continue as a going concern;

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our ability to develop and introduce innovative products;

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our ability to gain and maintain market acceptance for our new products and to satisfy consumer preferences;

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our ability to protect our existing intellectual property rights and to adequately secure and enforce rights for new proprietary technology;

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cancellation or lack of market acceptance of our recurring-revenue contracts;

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risks of competition in our existing and future markets;

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the failure to obtain or maintain or delays in obtaining any necessary regulatory approvals or licenses for our products;

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our liquidity constraints; and

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the other risks described in “Risk Factors” or elsewhere in this prospectus, and in our reports on Forms 10-K, 10-Q and 8-K filed from time-to-time with the SEC.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock.  This prospectus contains information regarding our businesses and detailed financial information.  You should carefully read this entire prospectus, including the historical financial statements and related notes, before making an investment decision.

In this prospectus, “Eagle Broadband, Inc.,” the “company,” “we,” “us” or “our” refer to Eagle Broadband, Inc., a Texas corporation, and its subsidiaries, except where otherwise indicated or required by context.

The Company

We are a provider of broadband, Internet protocol (IP) and satellite communications products and services.  Our product offerings are:

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IPTVComplete™, delivering over 250 channels of digital television and music content via IP to many market sectors, such as to multi-dwelling unit operators (e.g., condominiums), triple-play operators (Internet data, phone and television, all over IP) or telephone companies, including our MediaPro standard or high-definition set-top boxes for both hospitality and IPTV customers; and

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IT Services, through which we provide various IP and satellite-related technology implementations to a broad cross section of markets, including remote network management, structured cabling, IT integration services and our patented SatMAX® satellite telephony extension technology.

The company was incorporated in May 1993 and we changed our name in February 2002 to Eagle Broadband, Inc.  Our principal place of business is located at 101 Courageous Drive, League City, Texas 77573, our telephone number is (281) 538-6000 and our website is www.eaglebroadband.com.  Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

The Offering

In this offering, we are registering the resale of up to 4,000,000 shares of common stock by the selling shareholder.  We will not receive any proceeds from the resale of common stock by the selling shareholder.

Outstanding common stock before offering:	34,070,822 shares (as of June 18, 2007)
Number of shares offered for resale:	4,000,000 shares
Outstanding common stock after offering:	38,070,822 (if all offered shares are sold)
Offering price:	Determined at the time of sale by the selling shareholder.
Proceeds:	We will not receive any proceeds from the sale of the common stock offered by the selling shareholder pursuant to this prospectus.
Risks:

We face risks in operating our business, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition and operating results.  See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks described below before making an investment decision.  If any of the following risks actually occur, our business could be harmed.  The value of our stock could decline, and you may lose all or part of your investment.  Further, this prospectus contains forward-looking statements and actual results may differ significantly from the results contemplated by such forward-looking statements.

RISKS RELATED TO OUR BUSINESS

Our independent registered public accounting firm has rendered a report expressing substantial doubt as to our ability to continue as a going concern.

The audited financial statements incorporated by reference herein have been prepared on a going concern basis and do not include any adjustments that might result if we cease to continue as a going concern.  As a result of the recurring losses from operations and liquidity deficiency that we have experienced, our independent registered public accounting firm has concluded that there is substantial doubt as to our ability to continue as a going concern.  They have discussed this uncertainty in their report on our audited financial statements.  Uncertainty about our ability to continue as a going concern may create a concern among our current and future vendors and lenders, which may make it more difficult for us to meet our obligations.

Our business strategy focuses on the marketing and sale of three core product offerings, any of which may not be commercially successful.

Two of our three core product offerings are in emerging markets that are highly competitive and subject to rapid technological obsolescence.  Therefore, there can be no assurances that the company will be successful in marketing these products, or that customers will ultimately purchase our products.  Failure to have commercial success from the sale of these products will negatively impact our financial condition.

We have a history of operating losses and may never achieve profitability.

From inception through February 28, 2007, we have incurred an accumulated deficit in the amount of $248,804,000.  For the six months ended February 28, 2007, we incurred losses from continuing operations in the amount of $7,755,000.  We anticipate that we will incur losses from operations for the foreseeable future.  Our future revenues may never exceed operating expenses, thereby making the continued viability of our company dependent upon raising additional capital.

As we have not generated positive cash flow from operations, our ability to continue operations is dependent on our ability to either begin to generate positive cash flow from operations or our ability to raise capital from outside sources.

We have not generated positive cash flow from operations and have relied on external sources of capital to fund operations.  At February 28, 2007, we had approximately $689,000 in cash, cash equivalents and securities available for sale, and a working capital deficit of approximately $13,922,000.  Our net cash used by operations for the six months ended February 28, 2007, was approximately $3,842,000.

Though we have been successful at raising capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors.  We will need to continue to rely upon financing from external sources to fund our operations for the foreseeable future.  If we are unable to raise sufficient capital from external sources to fund our operations, we will need to sell assets to meet working capital needs or curtail operations.

We have been named a defendant in certain lawsuits, which if determined adversely, could harm our ability to fund operations.

Eagle and its subsidiaries have been named as defendants in certain lawsuits in which the plaintiffs are seeking substantial damages, including the following:

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H. Dean Cubley v. Eagle Broadband, Inc.  In August 2006, Mr. Cubley, a former director of the company, filed a lawsuit against the company for non-payment of a promissory note issued by the company in December 2003 in the original principal amount of $2,680,000.  The lawsuit seeks to enforce the note, which was issued in lieu of the issuance of shares for stock options then held by Mr. Cubley, who was at the time Chairman of the Board of the company.  The lawsuit seeks recovery of the principal balance of approximately $1.9 million plus $541,000 in interest.  In May 2007, the court granted Mr. Cubley’s motion for partial summary judgment and ordered that Mr. Cubley recover approximately $2.7 million plus attorneys fees from the company.  The company has accrued $2.6 million in connection with this claim.

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Cornell Capital Partners, LP v. Eagle Broadband, Inc.  In July 2003, Cornell Capital sued Eagle Broadband alleging breach of contract, common law fraud, state and federal securities fraud, and negligent misrepresentation.  Cornell also alleged that Eagle defaulted on a convertible debenture for failing to timely register the shares of common stock underlying the convertible debenture and is seeking to accelerate the maturity date of the debenture.  In November 2003, the principal balance of the debenture was repaid, although the suit remains outstanding.  Cornell claims damages of approximately $1.3 million.  Eagle asserted counterclaims against Cornell for fraud and breach of contract in the amount of $2 million.  In March 2006, the court ruled in favor of Cornell on certain claims, granting Cornell’s motion for partial summary judgment on its breach of contract claim and denying all of Eagle’s counterclaims.  The court ruled in favor of Eagle on other claims, granting Eagle’s motion for summary judgment on Cornell’s claims of common law fraud, state and federal securities fraud, and negligent misrepresentation.  The company has accrued $1,150,000 in settlement expense against this lawsuit.

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State of Texas, et al. v. United Computing Group, Inc. and H. Dean Cubley, individually.  In September 2005, the State of Texas filed a lawsuit against United Computing Group, Inc., and H. Dean Cubley, individually, for unpaid sales and use tax, interest and penalties in the amount of $568,637 for the time period of March 1998 through December 2001.  The company has accrued $560,000 in connection with this lawsuit.

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State of Florida Dept. of Environmental Protection v. Reco-Tricote, Inc., and Southeast Tire Recycling Inc., currently known as Clearworks.net, Inc.  The Florida EPA sued Clearworks.net presenting claims for recovery costs and penalties for a waste tire processing facility.  The suit seeks recovery of costs and penalties in a sum in excess of $1,000,000, attorneys’ fees and court costs.  Clearworks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling.

We intend to vigorously defend these and other lawsuits and claims against us.  However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty.  An adverse resolution of any one pending lawsuit could substantially harm our ability to fund operations.

Our future revenues are not predictable.

Historical revenues should not be viewed as indicative of any future revenues since future revenues will be dependant upon the market acceptance of our core product offerings of IPTVComplete, SatMAX and IT Services.

Our business is subject to many factors that could cause quarterly or annual operating results to fluctuate and our stock price to be volatile.

Our quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control.  If our quarterly or annual operating results do not meet the expectations of investors, the trading price of our common stock could decline.  Some of the factors that could affect our quarterly or annual operating results include:

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the timing and amount of, or cancellation or rescheduling of, orders for our products;

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our ability to develop, introduce, ship and support certain products;

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announcements, new product introductions and reductions in price of products offered by our competitors;

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our ability to control costs;

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the loss of one or more of our major customers or a significant reduction in orders from those customers;

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increased competition, particularly from larger, better capitalized competitors;

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fluctuations in demand for our products and services; and

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market conditions specifically and economic conditions generally.

We rely heavily on third-party suppliers for the material components for our products and supply shortages could cause delays in manufacturing and delivering products which could reduce our revenues.

We rely upon unaffiliated suppliers for the material components and parts used to assemble our products.  Most parts and components purchased from suppliers are available from multiple sources.  We have not experienced significant supply shortages in the past and we believe that we will be able to continue to obtain most required components and parts from multiple suppliers.  However, the lack of availability of certain components could require a major redesign of our products and could result in production and delivery delays, which could reduce revenues from product sales.

Because our industry is rapidly evolving, if we are unable to adapt or adjust our products to new technologies, our ability to compete and operate profitably may be significantly impaired.

The design, development and manufacturing of IP, broadband, entertainment and communications products are highly competitive and characterized by rapid technology changes.  We compete with products and technologies from a number of other companies.  Development by others of new or improved products or technologies may make our products obsolete or less competitive.  While we believe that our products are based on advanced technologies, our products may become obsolete in the future or we may not be able to develop a commercial market for our products in response to future technology advances and developments.  The inability to develop new products or adapt our current products to new technologies could impact our financial condition.

Approximately 27% of our total assets are comprised of intangible assets including goodwill, contract rights, customer relationships and other intangible assets which are subject to review on a periodic basis to determine whether an impairment on these assets is required.  An impairment would not only greatly diminish our assets, but would also require us to record a significant charge against our earnings.

We are required under generally accepted accounting principles to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.  Goodwill is required to be tested for impairment at least annually.  At the fiscal year ended August 31, 2006, management determined an impairment charge of approximately $3,427,000 existed for the intangible assets of contract rights, customer relationships and other intangible assts primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc.  At the fiscal year ended August 31, 2005, management determined an impairment charge of approximately $23,913,000 existed for the intangible assets of contract rights, customer relationships and other intangible assets primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc.  At the fiscal year ended August 31, 2004, management assessed the fair value of the intangible assets and concluded that the goodwill and other intangible assets valuations were at an amount greater than the current carrying and other intangible assets value.

Our business relies on our use of proprietary technology.  Asserting, defending and maintaining intellectual property rights is difficult and costly and the failure to do so could harm our ability to compete and to fund our operations.

We rely, to a significant extent, on trade secrets, confidentiality agreements and other contractual provisions to protect our proprietary technology.  In the event we become involved in defending or pursuing intellectual property litigation, such action may increase our costs and divert management’s time and attention from our business.  In addition to costly litigation and diversion of management’s time, any potential intellectual property litigation could force us to take specific actions, including:

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cease selling products that use the challenged intellectual property;

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obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

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redesign those products that use infringing intellectual property.

We compete with many companies that are larger and possess greater capital resources than we do, and our growth and profitability are dependent on our ability to compete with these entities.

We face competition from many entities with significantly greater financial resources, well-established brand names, and larger customer bases.  We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share.  We expect competition to intensify in the future and expect significant competition from other companies and technology providers.  If we are unable to make or keep our products competitively priced and attain a market share in the markets in which our products compete, our sales may suffer which could impact our financial condition.

A system failure could delay or interrupt our ability to provide products or services and could increase our costs and reduce our revenues.

Certain parts of our operations are dependent upon our ability to support a complex network infrastructure.  Many of our customers are dependent on an uninterrupted supply of services.  Any damage or failure that causes interruptions in our operations could result in loss of these customers.  To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients.  Because our headquarters and infrastructure are located in hurricane-prone areas, there is a likelihood that our operations may be effected by hurricanes, tropical storms, tornados or flooding.  The occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and impair our ability to generate revenue and achieve profitability.

Our industry is highly regulated, and new government regulation could hurt our ability to timely introduce new products and technologies.

Our broadband and communications products are regulated by federal, state and local governments.  Our customers are generally required to obtain regulatory approvals in connection with providing television services.  For example, the cable and satellite television industry is regulated by Congress and the Federal Communications Commission, and various legislative and regulatory proposals under consideration from time to time may affect the way we design our products.  New laws or regulations may harm our ability to timely introduce new products and technologies, which could decrease our revenues by shortening the life cycle of a product.

RISKS RELATED TO THE CONVERTIBLE NOTES

Under the convertible notes, Tail Wind has the option of converting the notes into shares of our common stock.  If the notes are converted, there will be dilution of your shares of our common stock.

The issuance of shares of our common stock upon conversion of the notes will result in the dilution to the interests of other holders of our common stock.  Subject to certain limitations described herein, the principal amount of the notes may be converted at the option of Tail Wind into shares of our common stock at a conversion price equal to the daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date.

The lower the stock price, the greater the number of shares issuable under the convertible notes, which could contribute to the future decline of our stock price and dilute existing shareholders’ equity and voting rights.

The number of shares that Tail Wind will receive under the convertible notes is calculated based upon the daily volume weighted average price of our common stock for the ten trading days immediately preceding the conversion date.  The lower the conversion price, the greater the number of shares issuable under the convertible notes.  Upon issuance of the shares, to the extent that Tail Wind will attempt to sell the shares into the market, these sales could further reduce the market price of our common stock.  This in turn will increase the number of shares issuable under the convertible notes.  This could lead to lower market prices and a greater number of shares to be issued.  A larger number of shares issuable at a discount in a declining market could expose our shareholders to greater dilution and a reduction of the value of their investment.

RISKS RELATED TO OUR COMMON STOCK

Our stock price has been volatile in the past, and shareholders face the possibility of future fluctuations in the price of our common stock.

The market price of our common stock may experience fluctuations that are unrelated to our operating performance.  During the twelve-month period from June 2006 through May 2007, the highest closing price of our common stock was $1.88 per share, and the lowest closing price was $0.14 per share.  The market price of our common stock has been volatile in the last 12 months and may continue to be volatile in the future.

In April 2007, our common stock was removed from listing on the American Stock Exchange, which could limit investors’ ability to make transactions in our common stock and subject our common stock to “penny stock” trading restrictions.

On November 29, 2006, the company received notice from the American Stock Exchange (the “Amex”) that the company did not satisfy certain of the Amex’s continued listing standards concerning shareholders equity and losses from continuing operations.  On January 5, 2007, the company submitted a plan demonstrating the company’s ability to satisfy such continued listing standards.  On February 7, 2007, the company received notice from the Amex that the staff of the Amex’s Listing Qualifications Department determined not to accept the company’s plan, and the company requested a hearing before an Amex Listing Qualifications Panel.  On March 27, 2007, company notified the Amex that the Board of Directors of the company determined not to pursue the hearing before the Panel, and the company’s stock was removed from listing on the Amex effective April 9, 2007.

Delisting from the Amex could result in a limited availability of market quotations for our common stock and will likely result in a designation of our common stock as a “penny stock” under SEC Rule 3a51-1.  The principal effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our stock but must trade it on an unsolicited basis.  Such a designation may result in a reduced level of trading activity in the secondary trading market for our common stock, a limited amount of news and analyst coverage for our company and a decreased ability to issue additional securities or obtain additional financing in the future.

THE TAIL WIND CONVERTIBLE NOTES

On February 15, 2006, we entered into a settlement agreement with The Tail Wind Fund Ltd. (“Tail Wind”) to settle a lawsuit filed in June 2004 by Tail Wind against us and our subsidiary, Link-Two Communications, Inc.  The settlement was for an aggregate amount of $5 million, payable in a combination of cash, stock and convertible notes as follows:

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A cash payment of $100,000 made on March 1, 2006.

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A non-interest bearing promissory note in the amount of $400,000, payable in 24 equal monthly installments beginning April 3, 2006.  As of the date of this prospectus, the principal balance on this note was $166,667.

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The issuance of shares of our common stock in an amount equal to $1,750,000 divided by the closing price of the stock on the trading day immediately preceding the stock issuance (“Stock Payment”).  On May 18, 2006, we issued 627,240 shares of common stock to Tail Wind in satisfaction of this obligation.

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The issuance of a non-interest bearing convertible promissory note in the original principal amount of $1,000,000, convertible into shares of our common stock as described below (“Convertible A Note”).  As of the date of this prospectus, the principal balance on the Convertible A Note was $780,000.

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The issuance of a non-interest bearing convertible promissory note in the original principal amount of $1,750,000, convertible into shares of our common stock as described below (“Convertible B Note”).  Effective June 28, 2006, the original principal amount of the Convertible B Note was increased to $2,791,218.40 due to the “price reduction amount” provision in the settlement agreement, which is described in more detail below.  As of the date of this prospectus, the principal balance on the Convertible B Note was $400,000.

The Convertible Notes

Convertible A Note

Tail Wind has the right to convert the original principal amount due under the Convertible A Note into shares of our common stock at a conversion price equal to the average daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date.  Tail Wind’s right to convert is generally limited to five percent (5%) of the original principal amount during any calendar month.  As of the date of this prospectus, Tail Wind has converted $220,000 of the Convertible A Note, for which we have issued 1,163,212 shares of our common stock, leaving an outstanding principal balance of $780,000 due under the Convertible A Note.

On the maturity date, March 1, 2008, if any unconverted principal amount remains outstanding, we have the option to pay such amount in cash or convert such amount into our common stock at a conversion price equal to 95% of the average daily volume weighted average price of the stock for the ten trading days immediately preceding the maturity date. Our right to convert is subject to the shares issuable upon conversion being freely tradable, meaning that the shares may be sold pursuant to an effective registration statement or there exists a valid exemption from registration.

Convertible B Note

On June 28, 2006, the principal amount of the Convertible B Note increased from $1,750,000 to $2,791,218.40.  This increase was due to a provision in the settlement agreement that provides for the addition of a “price reduction amount” to the principal of the Convertible B Note.  The “price reduction amount” was calculated by taking the difference between the fair market value per share of the 627,240 Stock Payment shares issued on May 18, 2006 (which was $2.79 per share) and the closing price on the date the initial registration statement (SEC File No. 333-134824) was declared effective (which was $1.13 per share), multiplied by 627,240 shares.  As of the date of this prospectus, Tail Wind has converted $2,391,218.40 of the Convertible B Note, for which we have issued 4,054,738 shares of our common stock, leaving an outstanding principal balance of $400,000 due under the Convertible B Note.

At any time Tail Wind may, at its election, convert the entire outstanding principal amount due under the Convertible B Note into shares of our common stock at a conversion price equal to the average daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date.  On the maturity date, March 1, 2008, if any unconverted principal amount remains outstanding, we have the option to pay such amount in cash or convert such amount into our common stock at a conversion price equal to 95% of the average daily volume weighted average price of the stock for the ten trading days immediately preceding the maturity date.  Our right to convert is subject to the shares issuable upon conversion being freely tradable, meaning that the shares may be sold pursuant to an effective registration statement or there exists a valid exemption from registration.

Conditions and Limitations

All potential share issuances described above are subject to a limitation on the amount of shares Tail Wind may own at any point in time.  In no event may Tail Wind receive a number of shares that would cause Tail Wind’s ownership of our common stock to exceed 9.9% of the shares outstanding immediately after such issuance.

Sample Conversion Calculation

As stated above, Tail Wind has the right to convert either the Convertible A Note or the Convertible B Note at a conversion price equal to the average daily volume weighted average price of our common stock for the ten trading days immediately preceding the conversion notice date.  Below is an example of how the conversion terms work, assuming a conversion of $100,000 and a notice date of May 1, 2007.

Date	Volume-weighted price
April 17, 2007	0.1530
April 18, 2007	0.1467
April 19, 2007	0.1485
April 20, 2007	0.1534
April 23, 2007	0.1685
April 24, 2007	0.1751
April 25, 2007	0.1814
April 26, 2007	0.1742
April 27, 2007	0.1803
April 30, 2007	0.1867
Average	0.1668

With a conversion price of $0.1688 per share, we would issue Tail Wind 599,520 shares of our common stock and reduce the principal balance due on the note by $100,000.  Since the conversion price is not determined until we receive a conversion notice from Tail Wind, it is not possible to determine the number of shares that will ultimately be issued for future conversions.  We are registering 4,000,000 shares for future conversions, which, at an assumed conversion price of $0.1668 per share, would enable Tail Wind to convert an additional $667,200 of principal into our common stock.  As of the date of this prospectus, the aggregate principal balance on both convertible notes was $1,280,000.

Registration Rights

We agreed to register for resale the 627,240 shares issued as the Stock Payment and the shares underlying both convertible notes.  On June 28, 2006, the SEC declared effective a registration statement covering 4,500,000 shares, of which 627,240 were the shares issued as the Stock Payment (SEC File No. 333-134824), and on December 12, 2006, the SEC declared effective a registration statement covering and additional 750,000 shares underlying the convertible notes (SEC File No. 333-138344).  Thus, we have registered a total of 4,622,760 shares underlying the convertible notes.  Using the market price on the date immediately preceding the date these 4,622,760 shares were issued, the market value of these shares is approximately $2.8 million (see table below).

As of the date of this prospectus, 5,845,190 shares have been issued to Tail Wind under the settlement agreement and as a result of conversions of the convertible notes.  Following the sale by Tail Wind of such shares, no additional registered shares will be available for resale under the prospectus that is a part of the registration statement that was declared effective on December 12, 2006.  The table below summarizes the issuances of common stock to Tail Wind under the settlement agreement and the convertible notes.

Transaction date	Shares outstanding	Shares held by non-affiliates	Shares issued	% of shares held by non-affiliates	Market price immediately prior to transaction date
5/18/2006 (1)	9,014,153	8,973,992	627,240	7.00%	$2.79
8/11/2006 (2)	10,946,844	10,297,943	48,914	0.50%	$0.58
8/29/2006 (2)	11,666,990	11,177,989	376,854	3.40%	$0.78
9/6/2006 (2)	12,147,149	11,649,057	357,884	3.10%	$0.68
9/29/2006 (2)	12,808,629	12,210,537	368,615	3.00%	$0.63
10/12/2006 (2)	13,275,186	12,784,494	480,304	3.80%	$0.68
10/16/2006 (2)	13,275,186	12,784,494	1,001,387	7.80%	$0.76
10/24/2006 (2)	16,190,569	15,782,177	250,150	1.60%	$0.72
12/20/2006 (2)	18,353,204	17,954,441	587,211	3.30%	$0.54
12/21/2006 (2)	19,606,978	19,208,215	583,419	3.00%	$0.58
3/23/2007 (3)	23,472,808	22,061,374	175,593	0.80%	$0.27
4/16/2007 (3)	27,837,284	26,423,484	388,027	1.50%	$0.17
5/2/2007 (3)	28,824,503	26,741,781	599,592	2.20%	$0.21
(1) Represents the Stock Payment under Section 2(e) of the settlement agreement. (2) Represents a conversion under the Convertible B Note. (3) Represents a conversion under the Convertible A Note.

Shares held by non-affiliates (1)	Shares registered for resale for the selling shareholder in prior registration statements (2)	Registered shares currently held by the selling shareholder (3)	Shares sold in registered resale transactions by the selling shareholder (4)	Shares registered for resale on behalf of the selling shareholder in the current transaction
31,693,205	5,250,000	―	5,250,000	4,000,000

(1)

As of June 18, 2007:
Total shares outstanding:

34,070,822
Held by affiliates:

  2,377,617
Held by non-affiliates:

31,693,205

(2)

File No. 333-134824:

4,500,000
File No. 333-138344:

750,000

(3)

According to information provided by the selling shareholder as of June 18, 2007.

(4)

Since February 15, 2006, the date of the settlement with the selling shareholder.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus.  All proceeds from the sale of the shares covered by this prospectus will be for the account of the selling shareholder named herein.

SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of shares of common stock owned by the selling shareholder prior to the offering, the number of shares of common stock offered by the selling shareholder hereunder, the number of shares of common stock to be owned by the selling shareholder if all shares were to be sold in this offering and the percentage of our common stock that will be owned by the selling shareholder if all shares are sold in this offering.  The shares of common stock being offered hereby are being registered to permit public secondary trading and the selling shareholder may offer all, none or a portion of the shares for resale from time to time.

Selling Shareholder	Shares beneficially owned before offering	Amount Offered	Shares beneficially owned after offering if all offered shares are sold	% Ownership After Offering
The Tail Wind Fund Ltd. (1)	3,678,233 (2)	4,000,000	4,117,744	9.9%

(1)

Tail Wind Advisory Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for the Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM.  Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by the Tail Wind Fund Ltd.

(2)

Subject to the ownership limitation described below, as of June 18, 2007, The Tail Wind Fund Ltd. (“Tail Wind”) beneficially owns a total of 8,461,857 shares of common stock, including (i) 595,190 shares of common stock held, (ii) 5,200,000 shares of common stock into which the Convertible A Note is convertible as of June 18, 2007 assuming a conversion price of $0.15, and (iii) 2,666,667 shares of common stock into which the Convertible B Note is convertible as of June 18, 2007 assuming a conversion price of $0.15.  However, because the number of shares of common stock into which Tail Wind’s convertible notes are convertible is limited under such instruments to that number of shares of common stock which would result in Tail Wind having beneficial ownership of 9.9% of the total issued and outstanding shares of common stock, Tail Wind beneficially owns 3,678,233 shares of common stock and disclaims beneficial ownership of 4,783,624 shares of common stock as of June 18, 2007.  Calculations are based on 34,070,822 shares of common stock outstanding as of June 18, 2007.

Except for the settlement agreement described herein, the selling shareholder has had no material relationship with us or any of our affiliates within the past three years, nor has any beneficial owner held any position or office with us.  To the best of our knowledge, the selling shareholder has no short positions in our common stock.  To the best of our knowledge, neither the selling shareholder nor any affiliate of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

The selling shareholder (of record ownership and of beneficial ownership) and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholder is not required to sell any shares in this offering.  There is no assurance that the selling shareholder will sell any or all of the common stock in this offering.  The selling shareholder may use any one or more of the following methods when selling shares:

•

Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•

An exchange distribution following the rules of the applicable exchange;

•

Privately negotiated transactions;

•

An agreement between a broker-dealer and a Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•

A combination of any such methods of sale;

•

Any other lawful method.

The selling shareholder may also engage in:

•

Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date;

•

Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date;

•

Selling under Rule 144 under the Securities Act, if available, rather than under this prospectus;

•

Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stock holder;

•

Pledging shares to their brokers under the margin provisions of customer agreements.  If the selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholder in amounts to be negotiated.  If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commissions from the purchaser in amounts to be negotiated.  We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We are required to pay all fees and expenses incident to the registration of the shares in this offering.  However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

If we are notified by the selling shareholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents.  The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus..  We incorporate by reference the following documents we filed with the SEC and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering described in this prospectus has been completed:

•

Our Annual Report on Form 10-K for the year ended August 31, 2006, filed on November 20, 2006.

•

Our Quarterly Reports on Form 10-Q for the quarter ended November 30, 2006, filed on January 16, 2007, and for the quarter ended February 28, 2007, filed on April 23, 2007.

•

Our Current Reports on Form 8-K filed on September 20, November 24, December 5, December 12, December 13, 2006, January 18, January 24, February 8, February 13, March 28, March 30, and April 20, 2007.

•

Description of our common stock contained in our registration statement on Form S-3/A, file no. 333-134824, filed on June 19, 2006.

•

All other reports filed by us under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended August 31, 2006.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, at no cost.  Any such request may be made either orally or in writing to the following telephone number or address:

Investor Relations

Eagle Broadband, Inc.

101 Courageous Drive

League City, Texas 77573

(281) 538-6000

All of the documents that have been incorporated by reference in this prospectus may be accessed via the Internet at www.eaglebroadband.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the Security and Exchange Commission’s (“SEC”) public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide our directors with protection for breaches of their fiduciary duties to us or our shareholders.  In addition, we have entered into indemnification agreements with our directors and officers that would indemnify them against liability arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2006, have been so incorporated in reliance on the report of LBB & Associates, Ltd., an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the securities being offered hereby has been passed upon for us by Chamberlain, Hrdlicka, White, Williams & Martin, P.C., Houston, Texas.

Up To
4,000,000
Shares Common Stock

EAGLE BROADBAND, INC.

Prospectus

June ___, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$ 17.81
Legal fees and expenses	1,000.00
Transfer agent and registrar fees and expenses	1,000.00
Miscellaneous	1,000.00
Total	$ 3,017.81

The amounts set forth above, except for the SEC registration fee, are in each case estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide that: “No director of the Corporation shall be liable to the Corporation or its shareholders or members for monetary damages for any act or omission in such director’s capacity as a director, except for (i) a breach of such director’s duty of loyalty to the Corporation or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.”

Our Articles further provide that: “The Corporation shall indemnify all current and former directors and officers of the Corporation to the fullest extent of the applicable law, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act.”  The Texas Business Corporation Act generally provides that a director may not be indemnified in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity; or (2) in which the person is found liable to the corporation.

Section 10.2 of our Bylaws provide that “The Company shall indemnify every Indemnitee [which includes officers and directors] against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company’s best interests and, in all other cases, that his conduct was at least not opposed to the Company’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s Official Capacity, or (y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 10.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.”

Section 10.4 referred to above provides that: “Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.”

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In May 2007, the company issued 595,190 shares of common stock to the Tail Wind Fund Ltd. upon the conversion of $99,266 of convertible debt.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In May 2007, the company issued 282,253 shares of common stock to Dutchess Private Equities Fund upon the conversion of $29,411 of convertible debt.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In April 2007, the company issued 62,366 shares of common stock to Lorne Persons, Jr., to satisfy an obligation of $9,667 under a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In April 2007, the company issued 1,428,571 shares to Ron Persons, in satisfaction of a $200,000 principal balance on a promissory note.  The issuance of these shares was exempt from registration under Section 3(a)(9) of the Securities Act.  No sales commissions were paid.

In April 2007, the company issued 50,000 shares to Seacoast Advisors, Inc. pursuant to a Consulting Agreement.  The issuance of these shares will be exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In April 2007, the company issued 200,000 shares to Dutchess Private Equities Fund, L.P., in connection with a promissory note purchased by Dutchess.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In March 2007, the company issued 48,333 shares of common stock to Lorne Persons, Jr., to satisfy an obligation of $14,500 under a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In March 2007, the company agreed to issue 1,851,852 shares to Alliance Maintenance & Service, Inc., to satisfy an obligation of $500,000 under a Purchase Agreement.  The shares will be issued in July 2007 and the issuance will be exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In February 2007, the company issued 33,720 shares of common stock to Lorne Persons, Jr., to satisfy an obligation of $14,500 under a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In December 2006, the company issued 60,000 shares to Levelogic, Inc., pursuant to a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In December 2006, the company issued 1,203,774 shares to Connex Services, Inc., to satisfy an obligation of $638,000 under a Purchase Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In September 2006, the company issued 25,000 shares of common stock to Lorne Persons, Jr., to satisfy an obligation of $14,500 under a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In August 2006, the company issued 100,000 shares to Seacoast Financial LLC pursuant to a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In July 2006, the company issued 500,000 shares to Dutchess Private Equities Fund, L.P., in connection with a promissory note purchased by Dutchess.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In June 2006, the company issued 25,000 shares of common stock to Friedland Corporate Investor Services LLC pursuant to an Agreement for Services.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In June 2006, the company issued 7,612 shares of common stock to Lorne Persons, Jr., to satisfy an obligation of $9,667 under a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In May 2006, the company issued 627,240 shares of common stock to The Tail Wind Fund Ltd. (“Tail Wind”) in satisfaction of a $1,750,000 obligation under a settlement agreement entered into with Tail Wind on February 15, 2006.  The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.  No sales commissions were paid.

NOTE:

The following securities issuances occurred prior to the 1-for-35 reverse stock split effected May 12, 2006, and the share amounts presented below have been adjusted to reflect the effect of such reverse split.

In August 2005, the company entered into a purchase agreement with certain accredited investors for the sale of 857,143 shares of its common stock, pursuant to Regulation D of the Securities Act of 1933, at a price per share of $4.725, for total gross proceeds of $4,050,000.  The company paid a placement agent a cash commission of 7% of the gross dollar proceeds of the sale of the 857,143 shares, and agreed to issue such agent a five-year warrant to purchase 24,107 shares of company common stock at an exercise price per share of $8.40 per share, expiring on August 31, 2010.

In August 2005, the company issued 33,083 shares of common stock to John McCaleb pursuant to a settlement agreement to resolve a litigation claim in the amount of $220,000.  The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.  No sales commissions were paid.

In June 2005, the company issued 227,260 shares of common stock to a former executive officer and director, David Weisman, and three non-executive officers, Billie Mize, John Nagel and Jon Hayden, to satisfy obligations in the aggregate amount of $2,086,251 for contingent guaranty obligations with respect to unexercised options and notes held by these individuals.  The issuance of these shares was exempt from registration under Section 3(a)(9) of the Securities Act.  No sales commissions were paid.

In April 2005, the company entered into a confidential settlement agreement with Palisades Master Fund L.P. pursuant to which the company issued 42,857 shares of its common stock in settlement of a lawsuit filed in November 2004 by Palisades Master Fund L.P.  The issuance was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.  There was no underwriter employed and no sales commissions were paid in connection with the sales and issuances of the unregistered securities in the transaction set forth above.

In December 2004, the company issued 285,714 shares to Jango Capital, LLC to resolve a debt of $6,190,760.  No sales commission was paid.  This transaction was completed pursuant to Regulation D of the Securities Act.

In October 2004, 199,537 shares of common stock were issued upon conversion of $2,500,000 of debt.  The original issuance of debt, as well as the issuance of the shares of debt, was pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In June 2004, the company entered into a securities purchase agreement with four accredited investors, pursuant to which the company sold notes in an aggregate principal amount of $4,880,400, maturing in June 2007, and initially convertible into an aggregate of 153,145 shares of company common stock.  Additionally, the company issued five year warrants to each of the four accredited investors to purchase an aggregate of 38,286 shares of common stock at an exercise price of $44.275 per share.  This transaction was completed pursuant to Regulation D of the Securities Act.  A commission in the amount of $150,000 was paid on this transaction.  With respect to the issuance, the company determined that the purchasers were “accredited investors” as defined in Rule 501(a) under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following is a list of exhibits filed as part of this registration statement:

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 of Form S-1, file no. 333-134108, filed May 15, 2006).

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 of Form 8-K filed February 10, 2006).

5.1*	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin, P.C.

10.1

Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto, dated August 2005 (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed August 18, 2005).

10.2

Registration Rights Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.2 of Form 8-K, filed August 18, 2005).

10.3

Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed February 18, 2005).

10.4	2005 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.10 of Form S-1/A, file no. 333-127895, filed October 28, 2005).

10.5	Amended 2005 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.1 of Post-Effective Amendment No. 1 to Form S-8, file no. 333-130108, filed February 16, 2006).

10.6

Amended and Restated Employment Agreement dated May 12, 2005, between Eagle Broadband, Inc. and David Micek (Incorporated by reference to Exhibit 10.12 of Form S-1/A, file no. 333-127895, filed October 28, 2005).

10.7	Employment Agreement dated April 18, 2006, between Eagle Broadband, Inc. and Brian Morrow (Incorporated by reference to Exhibit 10.25 of Form S-1, file no. 333-134108, filed May 15, 2006).

10.8

Amended and Restated Employment Agreement dated April 27, 2006, between Eagle Broadband, Inc. and Richard Sanger, Jr. (Incorporated by reference to Exhibit 10.16 of Form S-1, file no. 333-134108, filed May 15, 2006).

10.9	Settlement Agreement dated February 15, 2006, between Eagle Broadband, Inc., Link-Two Communications, Inc. and The Tail Wind Fund Ltd.

10.10

Investment Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.18 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.11

Registration Rights Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.19 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.12

Subscription Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.20 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.13

Debenture Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.21 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.14

Debenture Registration Rights Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.22 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.15

Security Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.23 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.16

Warrant Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.24 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.17

Employment Resignation Agreement and Release dated January 3, 2006, between Eagle Broadband, Inc. and Eric Blachno (Incorporated by reference to Exhibit 10.14 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.18	Consulting Agreement dated April 1, 2006, between Eagle Broadband, Inc. and Lorne Persons, Jr. (Incorporated by reference to Exhibit 10.18 of Form S-1, file no. 333-136232, filed August 1, 2006).

10.19

Promissory Note dated July 24, 2006, between Eagle Broadband, Inc., Dutchess Private Equities Fund, L.P. and Dutchess Private Equities Fund, II, L.P. (Incorporated by reference to Exhibit 10.19 of Form S-1, file no. 333-136232, filed August 1, 2006).

10.20	Form of Indemnification Agreement dated September 18, 2006, between Eagle Broadband, Inc. and each director of Eagle Broadband, Inc.

10.21	Restricted Stock Agreement dated September 18, 2006, between Eagle Broadband, Inc. and Brian Morrow.

10.22

Private Equity Credit Agreement dated January 12, 2007, between Eagle Broadband, Inc. and Brittany Capital Management Limited (Incorporated by reference to Exhibit 10.23 of Form S-1, file no. 333-140072, filed January 18, 2007).

10.23

Registration Rights Agreement dated January 12, 2007, between Eagle Broadband, Inc. and Brittany Capital Management Limited (Incorporated by reference to Exhibit 10.24 of Form S-1, file no. 333-140072, filed January 18, 2007).

10.24	2007 Stock Option and Stock Bonus Plan of Eagle Broadband, Inc. (Incorporated by reference to Exhibit 4.1 of Post-Effective Amendment No. 1 to Form S-8, file no. 333-140479, filed April 5, 2007).

10.25

Promissory Note dated February 2, 2007, between Eagle Broadband, Inc., Dutchess Private Equities Fund, Ltd. (Incorporated by reference to Exhibit 10.25 of Form S-1, file no. 333-142009, filed April 10, 2007).

10.26

Amended and Restated Security Agreement dated February 2, 2007, between Eagle Broadband, Inc., Clearworks.net, Inc., Clearworks Communications, Inc., and Dutchess Private Equities Fund, Ltd. (Incorporated by reference to Exhibit 10.26 of Form S-1, file no. 333-142009, filed April 10, 2007).

10.27

Purchase Agreement dated March 22, 2007, between Eagle Broadband, Inc. and Alliance Maintenance & Service, Inc. (Incorporated by reference to Exhibit 10.27 of Form S-1, file no. 333-142009, filed April 10, 2007).

10.28	Note Exchange Agreement dated April 11, 2007, between Eagle Broadband, Inc. and Ron Persons (Incorporated by reference to Exhibit 10.28 of Form S-3, file no. 333-142645, filed May 4, 2007).

10.29

Investment Agreement dated May 29, 2007, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, Ltd. (Incorporated by reference to Exhibit 10.29 of Form S-1, file no. 333-143414, filed May 31, 2007).

10.30

Registration Rights Agreement dated May 29, 2007, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, Ltd. (Incorporated by reference to Exhibit 10.30 of Form S-1, file no. 333-143414, filed May 31, 2007).

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 of Form S-1, file no. 333-143414, filed May 31, 2007).

23.1	Consent of LBB & Associates, Ltd., LLP

23.2	Consent of Chamberlain, Hrdlicka, White, Williams & Martin, P.C. (included in Exhibit 5.1)

*  Previously filed

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(g)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in League City, Texas, on June 20, 2007.

Eagle Broadband, Inc.
By: /s/ DAVID MICEK
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ DAVID MICEK	President, Chief Executive Officer and Director	June 20, 2007
David Micek	(Principal Executive Officer)

/s/ MARK MANN	Controller and Principal Accounting Officer	June 20, 2007
Mark Mann	(Principal Accounting and Financial Officer)

/s/ ROBERT BACH	Director	June 20, 2007
Robert Bach

/s/ GLENN A. GOERKE	Director	June 20, 2007
Glenn A. Goerke

/s/ C. J. REINHARTSEN	Director	June 20, 2007
C. J. Reinhartsen

/s/ LORNE E. PERSONS, JR.	Director	June 20, 2007
Lorne E. Persons, Jr.

/s/ JAMES D. YARBROUGH	Director	June 20, 2007
James D. Yarbrough